EXHIBIT 2.1

                             CERTIFICATE OF MERGER

                                       OF

                             BRENEX OIL CORPORATION
                              (a Utah corporation)

                                  WITH AND INTO

                              CINEMAELECTRIC, INC.
                            (a Delaware corporation)

It is hereby certified that:

1. The constituent business corporations participating in the merger herein certified are:

(i) BRENEX OIL CORPORATION, which is incorporated under the laws of the State of Utah; and

(ii) CINEMAELECTRIC, INC., which is incorporated under the laws of the State of Delaware.

2. A Plan and Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the Delaware General Corporation Law.

3. The name of the surviving corporation in the merger herein certified is CinemaElectric, Inc., which will continue its existence as said surviving corporation under the name "CinemaElectric, Inc.," upon the effective date of said merger pursuant to the provisions of the Delaware General Corporation Law.

4. The Certificate of Incorporation of CinemaElectric, Inc. shall continue to be the Certificate of Incorporation of said surviving corporation and will be amended to mirror the Certificate of Incorporation of Brenex Utah by the filing of this Certificate of Merger as set forth below:

FIRST. The name of the Corporation is CinemaElectric, Inc.

SECOND. The address of the Corporation's registered office in the State of Delaware is 15 East North Street, Dover, Delaware 19901, and its registered agent at this address is Paracorp Incorporated.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

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FOURTH. The aggregate number of shares that the Corporation shall be authorized to issue is 500,000,000 shares divided into (i) 490,000,000 shares of $0.0001 par value per share common voting stock; and (ii) 10,000,000 shares of $0.0001 par value per share preferred stock with the rights, designations and privileges to be set by the Board of Directors. Each issued share carries one vote on all matters submitted for shareholder approval. Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of this Corporation; nor shall shareholders be entitled to vote cumulatively for directors of the Corporation.

FIFTH. The number of directors constituting the Board of Directors of the Corporation shall be not less than one (1).

5. An executed copy of the Plan and Agreement of Merger between the aforesaid constituent corporations is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows:

                              CinemaElectric, Inc.
                              1201 W. Fifth Street
                                   Suite M-130
                          Los Angeles, California 90017

6. A copy of the aforesaid Plan and Agreement of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

Executed on this 23rd day of February, 2004.

                                                    CINEMAELECTRIC, INC.

                                                By: /s/ James F. Robinson
                                                    --------------------------
                                                    James F. Robinison,
                                                    President and CEO